Exhibit 4.6

Modification of

Credit Agreement Commitment

Effective as of December 13, 2002

among

Kinder Morgan, Inc.,

Wachovia Bank, National Association

and

JPMorgan Chase Bank
as Administrative Agent

MODIFICATION OF
CREDIT AGREEMENT COMMITMENT

     THIS MODIFICATION OF CREDIT AGREEMENT COMMITMENT (this "Modification") is made and entered into effective as of the 13th day of December, 2002 (the "Modification Effective Date", among KINDER MORGAN, INC., a Kansas corporation (the "Company"), WACHOVIA BANK, NATIONAL ASSOCIATION, in its capacity as a Lender (as defined below) ("Wachovia"), and JPMORGAN CHASE BANK, as administrative agent (the "Administrative Agent") for each of the lenders (the "Lenders") that is a signatory or which becomes a signatory to the hereinafter defined Credit Agreement.

R E C I T A L S:

     A.     On October 15, 2002, the Company, the Lenders, Wachovia Bank, National Association, as syndication agent, Citibank, N.A. and Commerzbank AG, New York and Grand Cayman Branches, as documentation agents, and the Administrative Agent entered into a 364-Day Credit Agreement (the "Credit Agreement") whereby, upon the terms and conditions therein stated, the Lenders agreed to make certain Loans (as defined in the Credit Agreement) to the Company and extend certain other credit to the Company.

     B.     Pursuant to Section 2.01 of the Credit Agreement, the Company has the right, with the consent of the Administrative Agent, to increase the total Commitments of the Lenders by adding to the Credit Agreement one or more additional Lenders or by allowing one or more Lenders to increase its Commitment; provided (1) no Default or Event of Default shall then exist, (2) no such increase shall cause (a) the aggregate Commitments under the Credit Agreement to exceed $500,000,000 or (b) the sum of the aggregate Commitments under the Credit Agreement plus the aggregate commitments under the Three-Year Facility to exceed $900,000,000, and (3) no Lender’s Commitment shall be increased without such Lender’s consent.

     C.     Wachovia has agreed with the Company to increase its Commitment from $50,000,000 to $58,722,222 and the Administrative Agent has consented to such increase.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Company, Wachovia and the Administrative Agent hereby agree as follows:

     1.     Certain Definitions.

          1.1     Terms Defined Above.  As used in this Modification, the terms "Administrative Agent", "Company", "Credit Agreement", "Lender", "Modification", "Modification Effective Date", and "Wachovia" shall have the meanings indicated above.

          1.2     Terms Defined in Agreement.  Unless otherwise defined herein, all capitalized terms which are defined in the Credit Agreement shall have the same meanings herein as therein unless the context hereof otherwise requires.

     2.     Modification of Wachovia’s Commitment.  On the Modification Effective Date, Wachovia’s Commitment shall be $58,722,222.

     3.     Conditions Precedent.  The increase of Wachovia’s Commitment shall be conditioned upon the receipt by the Administrative Agent of (a) a counterpart of this Modification, duly completed and executed by the Company and Wachovia and (b) fees agreed to be paid by the Company to Wachovia.

     4.     Representations and Warranties.  The Company represents and warrants that:

          (a)     there exists no Default or Event of Default; and

          (b)     after giving effect to this Modification, (i) the aggregate Commitments of the Lenders is $430,000,000, and (ii) the sum of the aggregate Commitments hereunder plus the aggregate commitments under the Three-Year Facility does not exceed $900,000,000.

     5.     Extent of Modification: Ratification.  Except as expressly modified herein, all of the terms, conditions, defined terms, covenants, representations, warranties and all other provisions of the Credit Agreement and the other documents furnished in connection therewith are herein ratified and confirmed and shall remain in full force and effect.

     6.     Counterparts.  This Modification may be executed in two or more counterparts, and it shall not be necessary that the signatures of all parties hereto be contained on any one counterpart hereof; each counterpart shall be deemed an original, but all of which together shall constitute one and same instrument.

     7.     References.  On and after the Modification Effective Date, the term "Commitment" when used in the Credit Agreement with respect to Wachovia shall refer to the Commitment of Wachovia, as modified hereby.

     THIS MODIFICATION, THE CREDIT AGREEMENT, AS MODIFIED HEREBY, THE NOTES AND ANY SEPARATE LETTER AGREEMENTS WITH RESPECT TO FEES PAYABLE TO THE ADMINISTRATIVE AGENT REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

     THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

     This Modification shall benefit and bind the parties hereto, as well as their respective assigns, successors, and legal representatives.

EXECUTED as of the Modification Effective Date.

KINDER MORGAN, INC.

By:	/s/ JOSEPH LISTENGART
Name:	Joseph Listengart
Title:	Vice President

JPMORGAN CHASE BANK
as Administrative Agent

By:	/s/ MICHAEL J. DEFORGE
Name:	Michael J. Deforge
Title:	Vice President

WACHOVIA BANK, NATIONAL
ASSOCIATION, as a Lender

By:	/s/ RUSSELL T. CLINGMAN
Name:	Russell T. Clingman
Title:	Director